Exhibit 99.(J)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 29, 2025, relating to the financial statements and financial highlights of Thompson IM Funds, Inc., comprising Thompson LargeCap Fund, Thompson MidCap Fund, and Thompson Bond Fund, which are included in Form N-CSR for the year ended November 30, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Advisory, Administrative and Other Services” , “Financial Statements” and “Exhibit B-Selective Disclosure of Portfolio Holdings” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

March 27, 2025